Exhibit (a)(1)(F)

Supplement, dated August 7, 2013, to
the Offer to Purchase dated July 23, 2013

OFFER TO PURCHASE FOR CASH CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK UNDER THE
WESTFIELD FINANCIAL, INC. 2002 STOCK OPTION PLAN
AND THE
WESTFIELD FINANCIAL, INC. 2007 STOCK OPTION PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
11:59 P.M., EASTERN TIME, ON AUGUST 19, 2013,
UNLESS THE OFFER IS EXTENDED

This Supplement (this “Supplement”) amends, modifies and supersedes certain information included in the offer to purchase, dated July 23, 2013 (the “Original Offer to Purchase” and together with this Supplement, the “Offer to Purchase”) relating to an offer (the “Offer”) by Westfield Financial, Inc. (the “Company,” “we,” “us” or “our”)  to purchase for cancellation certain outstanding options to purchase shares of its common stock, $0.01 par value per share, in exchange for the cash payment described in, and upon the terms and subject to the conditions set forth in, the Original Offer to Purchase.

The information set forth under “The Offer – 9. Conditions to Completion of the Offer” on page 18 of the Original Offer to Purchase is hereby amended by replacing in its entirety subsection (f) with the following sentence:

“(f)
any change or changes shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has had or may have a material adverse effect on us or our subsidiaries; the suspension of trading in our equity securities by the SEC or by NASDAQ; or fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, or general market conditions."

The information set forth under “The Offer – 18. Corporate Plans, Proposals and Negotiations” on page 22 of the Original Offer to Purchase is hereby amended by replacing in its entirety the sentence beginning with “Subject to the foregoing […]” with the following sentence:

“Subject to the foregoing and except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:”

This Supplement should be read in conjunction with the Original Offer to Purchase. Except for the changes described herein, all other terms of the Original Offer to Purchase remain the same.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this offer or passed upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

Supplement, dated August 7, 2013, to the Offer to Purchase, dated July 23, 2013.